Improved Cash Flow Highlights Cooper Standard's Fourth Quarter
and Full Year 2023 Results

NORTHVILLE, Mich., February 15, 2024 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the fourth quarter and full year 2023.

Fourth Quarter 2023 Summary
•Sales totaled $673.6 million, an increase of 3.7% compared to fourth quarter 2022
•Gross profit totaled $64.7 million, an increase of 19.1% compared to fourth quarter 2022
•Net loss of $55.2 million, or $(3.16) per diluted share, reflected an improvement of $32.9 million vs. the fourth quarter 2022
•Adjusted EBITDA totaled $27.6 million, or 4.1% of sales
•Net cash provided by operating activities of $79.7 million improved by $105.5 million vs. the fourth quarter of 2022

Full Year 2023 Summary
•Sales totaled $2.82 billion, an increase of 11.5% compared to 2022
•Gross profit totaled $290.8 million, an increase of 124.0% compared to 2022
•Net loss of $202.0 million, or $(11.64) per diluted share, reflected an improvement of $13.4 million vs. 2022
•Adjusted EBITDA of $167.1 million, or 5.9% of sales, increased by $129.2 million vs. 2022
•Net cash provided by operating activities of $117.3 million improved by $153.4 million vs. 2022

“We continued to make strong improvements as a company in 2023. We want to thank our dedicated employees for their hard work and commitment to achieving improved financial results and our customers for their continued trust and support,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “We expect to build on the successes of 2023 to drive increasing value for all our stakeholders in 2024.”

Consolidated Results

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)
	(dollar amounts in millions except per share amounts)
Sales	$673.6	$649.3	$2,815.9	$2,525.4
Net loss	$(55.2)	$(88.1)	$(202.0)	$(215.4)
Adjusted net loss	$(31.1)	$(31.9)	$(82.3)	$(171.5)
Loss per diluted share	$(3.16)	$(5.12)	$(11.64)	$(12.53)
Adjusted loss per diluted share	$(1.79)	$(1.85)	$(4.74)	$(9.98)
Adjusted EBITDA	$27.6	$27.6	$167.1	$37.9
Net cash provided by (used in) operating activities	$79.7	$(25.8)	$117.3	$(36.2)
Free cash flow	$62.1	$(38.4)	$36.5	$(107.3)

The year-over-year increase in fourth quarter sales was primarily attributable to sustainable price adjustments, inflation recoveries, favorable volume and mix, and favorable foreign exchange, partially offset by lost production volume related to union work stoppages and the deconsolidation or divestiture of non-core businesses.

The year-over-year improvement in fourth quarter net loss was primarily due to savings generated from lean manufacturing and purchasing initiatives, lower tax expense, favorable price adjustments, and lower raw material costs. These positive factors were partially offset by higher interest expense, pension settlement charges, increased accruals for annual incentive compensation, lost production volume related to union work stoppages, and continuing inflationary pressure, including higher labor and energy costs.

Adjusted EBITDA for the fourth quarter of 2023 was in line with adjusted EBITDA in the fourth quarter of 2022. The fourth quarter 2023 results reflect significant savings generated from lean manufacturing and purchasing initiatives, favorable price adjustments, and lower raw material costs. These positive factors were offset, however, by increased accruals for annual incentive compensation, lost production volume related to union work stoppages, and continuing inflationary pressure, including higher labor and energy costs.

For the full year 2023, sales increased primarily due to improved volume and mix including sustainable price adjustments, partially offset by unfavorable foreign exchange and the deconsolidation or divestiture of non-core businesses. The year-over-year improvement in full year net loss was primarily driven by favorable volume and mix, including sustainable price adjustments, improved manufacturing efficiency, lower material costs, reduced asset impairment charges, and lower income tax expense. These positive factors were partially offset by losses on refinancing and extinguishment of debt, higher wages, general inflation, higher interest expense, pension settlement charges, and higher incentive compensation. The year-over-year improvement in full year adjusted EBITDA was driven primarily by favorable volume and mix, including sustainable price adjustments, improved manufacturing efficiency, and lower material costs. These positive factors were partially offset by higher wages, general inflation, unfavorable foreign exchange and higher incentive compensation.

Cash Flow and Liquidity

Cash provided by operating activities in the fourth quarter of 2023 was $79.7 million, an increase of $105.5 million compared to the fourth quarter of 2022. Free cash flow (defined as cash provided by operating activities less CAPEX) in the fourth quarter of 2023 was $62.1 million, an increase of $100.6 million compared to the fourth quarter of 2022. The increase was driven primarily by improved operating earnings, inventory conversion, and collections on enhanced commercial agreements and tooling receivables.

For the full year 2023, cash provided by operating activities was $117.3 million and free cash flow was $36.5 million. This compared to cash used in operating activities of $36.2 million and free cash outflow of $107.3 million in 2022.

As of December 31, 2023, Cooper Standard had cash and cash equivalents totaling $154.8 million. Total liquidity, including availability on the Company's undrawn revolving credit facility, was $317.2 million at year end. Based on current expectations for light vehicle production and customer demand for our products, the Company believes it has sufficient financial resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future. These financial resources include current cash on hand, continuing access to flexible credit facilities, and expected future positive cash generation.

Adjusted net loss, adjusted EBITDA, adjusted loss per diluted share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.
Automotive New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its customers and capitalize on positive trends associated with electric vehicles. During the fourth quarter of 2023, the Company received total net new business awards representing $86.3 million in incremental anticipated future annualized sales. The total included $25.7 million in net new business awards on electric vehicle platforms. For the full year 2023, net new business awards totaled $175.3 million, including $114.9 million in net new business awards on electric vehicle platforms.

Segment Results of Operations
Sales

	Three Months Ended December 31,			Variance Due To:
	2023	2022	Change	Volume / Mix*	Foreign Exchange	Divestitures
	(dollar amounts in thousands)
Sales to external customers
North America	$341,257	$336,507	$4,750	$3,005	$1,745	$—
Europe	160,954	132,301	28,653	20,107	8,546	—
Asia Pacific	125,817	124,101	1,716	4,289	(940)	(1,633)
South America	28,926	25,567	3,359	1,657	1,702	—
Total Automotive	656,954	618,476	38,478	29,058	11,053	(1,633)
Corporate, eliminations and other	16,689	30,861	(14,172)	(4,549)	—	(9,623)
Consolidated sales	$673,643	$649,337	$24,306	$24,509	$11,053	$(11,256)
* Net of customer price adjustments, including recoveries.
•Volume and mix, net of customer price adjustments including recoveries, was mainly driven by vehicle production volume increases due to the stabilization of the supply environment. It was partially offset by the negative impact of work stoppages initiated by certain labor unions in North America in 2023.
•The net impact of foreign currency exchange was primarily related to the Euro.
Adjusted EBITDA

	Three Months Ended December 31,			Variance Due To:
	2023	2022	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases**
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$15,642	$18,481	$(2,839)	$8,181	$1,728	$(12,748)
Europe	11,336	3,741	7,595	(346)	1,357	6,584
Asia Pacific	8,775	2,574	6,201	823	239	5,139
South America	2,750	1,038	1,712	(79)	1,101	690
Total Automotive	38,503	25,834	12,669	8,579	4,425	(335)
Corporate, eliminations and other	(10,926)	1,758	(12,684)	(328)	559	(12,915)
Consolidated adjusted EBITDA	$27,577	$27,592	$(15)	$8,251	$4,984	$(13,250)

* Net of customer price adjustments, including recoveries.
** Net of divestitures.
•Volume and mix, net of customer price adjustments including recoveries, was driven by vehicle production volume increases due to the stabilization of the supply environment, partially offset by the impact of work stoppages initiated by certain labor unions in North America in 2023.
•The net impact of foreign currency exchange was primarily related to the Brazilian Real, Canadian Dollar and Euro.
•The Cost (Increases) / Decreases category above includes:
◦Commodity cost and inflationary economics;
◦Manufacturing and purchasing savings through lean initiatives; and
◦Increased compensation-related expenses.

Outlook

Industry projections for 2024 global light vehicle production anticipate volumes essentially in line with 2023 levels. The Company expects to continue leveraging enhanced commercial agreements and operating efficiencies to offset continued inflationary pressures. As a result, Company management expects to deliver improved financial results in 2024 vs. 2023. Initial full year 2024 guidance ranges for key financial measures are as follows:

	2023 Actual Results		Initial 2024 Guidance[1]
Sales	$2.82 billion		$2.8 - $2.9 billion
Adjusted EBITDA[2]	$167.1 million		$180 - $210 million
Capital Expenditures	$80.7 million		$75 - $85 million
Cash Restructuring	$13.9 million		$15 - $20 million
Net Cash Interest	$68.1 million		$70 - $75 million
Net Cash Taxes	$10.3 million		$20 - $25 million
Key Light Vehicle Productions Assumptions (Units)
North America	15.6	million	15.8	million
Europe	17.8	million	17.4	million
Greater China	28.9	million	28.9	million
South America	2.9	million	3.0	million
1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release considers January 2024 S&P Global (IHS Markit) production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss) because full-year net income (loss) will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income (loss) without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on February 16, 2024 at 9 a.m. ET to discuss its fourth quarter 2023 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://ir.cooperstandard.com/events.

To participate by phone, callers in the United States and Canada can dial toll-free at 800-836-8184 (international callers dial 646-357-8785) and ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions during Q&A. Participants should dial-in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors' portion of the Cooper Standard website (https://ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 21 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 23,000 employees are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on LinkedIn, X, Facebook, Instagram or YouTube.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts and disruptions related to the wars in Ukraine and the Middle East; our ability to achieve commercial recoveries and to offset the adverse impact of higher commodity and other costs through pricing and other negotiations with our customers; work stoppages or other labor disruptions with our employees or our customers’ employees; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; significant costs related to manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; the potential impact of any future public health events on our financial condition and results of operations; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$673,643	$649,337	$2,815,879	$2,525,391
Cost of products sold	608,943	595,023	2,525,103	2,395,600
Gross profit	64,700	54,314	290,776	129,791
Selling, administration & engineering expenses	59,213	50,422	215,741	199,455
Gain on sale of businesses, net	(920)	—	(586)	—
Gain on sale of fixed assets, net	—	—	—	(33,391)
Amortization of intangibles	1,663	1,539	6,804	6,715
Restructuring charges	5,094	5,290	18,018	18,304
Impairment charges	4,114	42,873	4,768	43,710
Operating (loss) profit	(4,464)	(45,810)	46,031	(105,002)
Interest expense, net of interest income	(32,020)	(21,136)	(130,077)	(78,514)
Equity in earnings (losses) of affiliates	2,141	(624)	3,281	(8,817)
Loss on refinancing and extinguishment of debt	—	—	(81,885)	—
Pension settlement and curtailment charges	(16,035)	(2,682)	(16,035)	(2,682)
Other expense, net	(5,317)	(2,911)	(15,698)	(5,485)
Loss before income taxes	(55,695)	(73,163)	(194,383)	(200,500)
Income tax (benefit) expense	(528)	15,467	8,933	17,291
Net loss	(55,167)	(88,630)	(203,316)	(217,791)
Net loss attributable to noncontrolling interests	15	539	1,331	2,407
Net loss attributable to Cooper-Standard Holdings Inc.	$(55,152)	$(88,091)	$(201,985)	$(215,384)

Weighted average shares outstanding:
Basic	17,427,183	17,218,921	17,355,392	17,190,958
Diluted	17,427,183	17,218,921	17,355,392	17,190,958

Loss per share:
Basic	$(3.16)	$(5.12)	$(11.64)	$(12.53)
Diluted	$(3.16)	$(5.12)	$(11.64)	$(12.53)

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands except share amounts)

	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$154,801	$186,875
Accounts receivable, net	380,562	358,700
Tooling receivable, net	80,225	95,965
Inventories	146,846	157,756
Prepaid expenses	28,328	31,170
Income tax receivable and refundable credits	11,225	13,668
Value added tax receivable	69,684	44,402
Other current assets	28,915	57,113
Total current assets	900,586	945,649
Property, plant and equipment, net	608,431	642,860
Operating lease right-of-use assets, net	91,126	94,571
Goodwill	140,814	142,023
Intangible assets, net	40,568	47,641
Deferred tax assets	23,792	19,852
Other assets	66,982	70,933
Total assets	$1,872,299	$1,963,529

Liabilities and Equity
Current liabilities:
Debt payable within one year	$50,712	$54,130
Accounts payable	334,578	338,210
Payroll liabilities	132,422	99,029
Accrued liabilities	116,954	119,463
Current operating lease liabilities	18,577	20,786
Total current liabilities	653,243	631,618
Long-term debt	1,044,736	982,054
Pension benefits	100,578	98,481
Postretirement benefits other than pensions	28,940	31,014
Long-term operating lease liabilities	76,482	77,617
Deferred tax liabilities	5,208	7,052
Other liabilities	52,845	34,501
Total liabilities	1,962,032	1,862,337
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,263,288 shares issued and 17,197,479 outstanding as of December 31, 2023, and 19,173,838 shares issued and 17,108,029 outstanding as of December 31, 2022	17	17
Additional paid-in capital	512,164	507,498
Retained deficit	(391,816)	(189,831)
Accumulated other comprehensive loss	(201,665)	(209,971)
Total Cooper-Standard Holdings Inc. equity	(81,300)	107,713
Noncontrolling interests	(8,433)	(6,521)
Total equity	(89,733)	101,192
Total liabilities and equity	$1,872,299	$1,963,529

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year Ended December 31,
	2023	2022	2021
	(Unaudited)
Operating activities:
Net loss	$(203,316)	$(217,791)	$(328,844)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	103,127	115,761	131,661
Amortization of intangibles	6,804	6,715	7,347
Gain on sale of businesses, net	(586)	—	(696)
Gain on sale of fixed assets, net	—	(33,391)	—
Impairment charges	4,768	43,710	25,609
Pension settlement and curtailment charges	16,035	2,682	1,279
Share-based compensation expense	7,718	3,259	5,574
Equity in (earnings) losses of affiliates, net of dividends related to earnings	(982)	12,450	4,872
Loss on refinancing and extinguishment of debt	81,885	—	—
Payment-in-kind interest	58,808	—	—
Deferred income taxes	(5,813)	5,653	35,756
Other	4,838	(10,887)	3,222
Changes in operating assets and liabilities:
Accounts and tooling receivable	(12,333)	(65,712)	52,677
Inventories	6,412	(2,221)	(18,527)
Prepaid expenses	2,924	(5,658)	2,951
Income tax receivable and refundable credits	2,603	68,251	2,221
Accounts payable	6,743	20,591	(25,501)
Payroll and accrued liabilities	16,924	46,177	(45,392)
Other	20,718	(25,739)	30,281
Net cash provided by (used in) operating activities	117,277	(36,150)	(115,510)
Investing activities:
Capital expenditures	(80,743)	(71,150)	(96,107)
Proceeds from sale of businesses, net of cash divested	15,351	—	—
Proceeds from sale of fixed assets	—	53,288	4,615
Other	424	(30)	230
Net cash used in investing activities	(64,968)	(17,892)	(91,262)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	924,299	—	—
Repayment and refinancing of long-term debt	(927,046)	—	—
Principal payments on long-term debt	(2,127)	(4,178)	(5,533)
(Decrease) increase in short-term debt, net	(1,234)	4,093	14,935
Debt issuance costs and other fees	(74,376)	(4,229)	—
Purchase of noncontrolling interest	—	—	(6,279)
Taxes withheld and paid on employees' share-based payment awards	(214)	(607)	(799)
Contribution from noncontrolling interests and other	(439)	655	885
Net cash (used in) provided by financing activities	(81,137)	(4,266)	3,209
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(918)	(13)	11,113
Changes in cash, cash equivalents and restricted cash	(29,746)	(58,321)	(192,450)
Cash, cash equivalents and restricted cash at beginning of period	192,807	251,128	443,578
Cash, cash equivalents and restricted cash at end of period	$163,061	$192,807	$251,128

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:

Cash and cash equivalents	$154,801	$186,875	$248,010
Restricted cash included in other current assets	7,244	4,650	961
Restricted cash included in other assets	1,016	1,282	2,157
Total cash, cash equivalents and restricted cash	$163,061	$192,807	$251,128

Supplemental disclosure:
Cash paid for interest	$78,699	$80,163	$73,221
Cash paid (received) for income taxes, net of refunds	10,301	(56,393)	6,741

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Dollar amounts in thousands)
The following table provides a reconciliation of EBITDA and adjusted EBITDA from net loss (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net loss attributable to Cooper-Standard Holdings Inc.	$(55,152)	$(88,091)	$(201,985)	$(215,384)
Income tax (benefit) expense	(528)	15,467	8,933	17,291
Interest expense, net of interest income	32,020	21,136	130,077	78,514
Depreciation and amortization	26,914	28,303	109,931	122,476
EBITDA	$3,254	$(23,185)	$46,956	$2,897
Restructuring charges	5,094	5,290	18,018	18,304
Deconsolidation of joint venture (1)	—	—	—	2,257
Impairment charges (2)	4,114	42,873	4,768	43,710
Gain on sale of businesses, net (3)	(920)	—	(586)	—
Gain on sale of fixed assets, net (4)	—	—	—	(33,391)
Indirect tax adjustments (5)	—	(68)	—	1,409
Loss on refinancing and extinguishment of debt (6)	—	—	81,885	—
Pension settlement and curtailment charges (7)	16,035	2,682	16,035	2,682
Adjusted EBITDA	$27,577	$27,592	$167,076	$37,868

Sales	$673,643	$649,337	$2,815,879	$2,525,391
Net loss margin	(8.2)%	(13.6)%	(7.2)%	(8.5)%
Adjusted EBITDA margin	4.1%	4.2%	5.9%	1.5%
(1)Loss attributable to deconsolidation of a joint venture in the Asia Pacific region, which required adjustment to fair value.
(2)Non-cash impairment charges in 2023 related to certain assets in Europe and Asia Pacific. Non-cash impairment charges in 2022 related to operating performance and idle assets in certain locations in North America, Europe and Asia Pacific.
(3)Gain on sale of businesses related to divestitures in 2023.
(4)In 2022, the Company recognized a gain on a sale-leaseback agreement on one of its European facilities.
(5)Impact of indirect tax adjustments in 2022.
(6)Loss on refinancing and extinguishment of debt related to refinancing transactions in 2023.
(7)Non-cash net pension settlement and curtailment charges and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.

Adjusted Net Loss and Adjusted Loss Per Share
(Dollar amounts in thousands except share and per share amounts)
The following table provides a reconciliation of net loss to adjusted net loss and the respective loss per share amounts (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net loss attributable to Cooper-Standard Holdings Inc.	$(55,152)	$(88,091)	$(201,985)	$(215,384)
Restructuring charges	5,094	5,290	18,018	18,304
Deconsolidation of joint venture (1)	—	—	—	2,257
Impairment charges (2)	4,114	42,873	4,768	43,710
Gain on sale of businesses, net (3)	(920)	—	(586)	—
Gain on sale of fixed assets, net (4)	—	—	—	(33,391)
Indirect tax adjustments (5)	—	(68)	—	1,409
Loss on refinancing and extinguishment of debt (6)	—	—	81,885	—
Pension settlement and curtailment charges (7)	16,035	2,682	16,035	2,682
Deferred tax valuation allowance (8)	—	6,834	—	6,834
Tax impact of adjusting items (9)	(303)	(1,408)	(399)	2,075
Adjusted net loss	$(31,132)	$(31,888)	$(82,264)	$(171,504)

Weighted average shares outstanding:
Basic	17,427,183	17,218,921	17,355,392	17,190,958
Diluted	17,427,183	17,218,921	17,355,392	17,190,958

Loss per share:
Basic	$(3.16)	$(5.12)	$(11.64)	$(12.53)
Diluted	$(3.16)	$(5.12)	$(11.64)	$(12.53)

Adjusted loss per share:
Basic	$(1.79)	$(1.85)	$(4.74)	$(9.98)
Diluted	$(1.79)	$(1.85)	$(4.74)	$(9.98)

(1)Loss attributable to deconsolidation of a joint venture in the Asia Pacific region, which required adjustment to fair value.
(2)Non-cash impairment charges in 2023 related to certain assets in Europe and Asia Pacific. Non-cash impairment charges in 2022 related to operating performance and idle assets in certain locations in North America, Europe and Asia Pacific.
(3)Gain on sale of businesses related to divestitures in 2023.
(4)In 2022, the Company recognized a gain on a sale-leaseback agreement on one of its European facilities.
(5)Impact of indirect tax adjustments in 2022.
(6)Loss on refinancing and extinguishment of debt related to refinancing transactions in 2023.
(7)Non-cash net pension settlement and curtailment charges and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.
(8)In 2022, the deferred tax valuation allowance relates to the recognition of our valuation allowance on net deferred tax assets in Poland.
(9)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Dollar amounts in thousands)
The following table defines free cash flow (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$79,661	$(25,790)	$117,277	$(36,150)
Capital expenditures	(17,559)	(12,659)	(80,743)	(71,150)
Free cash flow	$62,102	$(38,449)	$36,534	$(107,300)